Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 7, 2025

Preliminary Prospectus Supplement dated January 5, 2026

Registration Statement File No. 333-287024

Spire Inc.

Offering of

$200,000,000 6.375% Junior Subordinated Notes due 2086

(the “Offering”)

Pricing Term Sheet

January 5, 2026

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated January 5, 2026 relating to the Offering (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated May 7, 2025, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-287024). Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Spire Inc.

Ratings (Moody’s / S&P)*:	Baa3 (stable) / BBB- (negative)

Pricing Date:	January 5, 2026

Settlement Date**:	January 12, 2026 (T+5)

Security Type:	Junior Subordinated Notes

Principal Amount:	$200,000,000

Over-allotment Option:	The underwriters have an option to purchase up to an additional $30,000,000 aggregate principal amount of Notes at the initial public offering price, exercisable for 30 days from the date hereof

Maturity Date:	March 1, 2086

Coupon:	6.375%

Interest Payment Dates:	March 1, June 1, September 1 and December 1, commencing on June 1, 2026

Optional Deferral:	Up to 40 consecutive quarters; deferred interest will accrue and compound quarterly at an annual rate of 6.375%, as permitted by law

Optional Redemption:

Par Call:	At any time, in whole or from time to time in part, on or after March 1, 2031, at 100% plus accrued and unpaid interest to but excluding the redemption date

Tax Event Call:	At any time prior to March 1, 2031, in whole but not in part, at 100% of the principal amount being redeemed plus accrued and unpaid interest to, but excluding, the redemption date

Rating Agency Event Call:	At any time prior to March 1, 2031, in whole but not in part, at 102% of the principal amount being redeemed plus accrued and unpaid interest to, but excluding, the redemption date

Price to Public:	$25.00

Price to Underwriters:	An underwriting discount of $0.7875 per Note sold in this offering will be deducted from the proceeds paid to the issuer by the underwriters. However, the discount will be $0.25 per Note for sales to institutions.

Expected Listing:	NYSE; if approved for listing, trading expected to begin within 30 days of issuance

CUSIP / ISIN:	84857L 705 / US84857L055

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:	Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a base prospectus) and the Preliminary Prospectus Supplement (including such base prospectus) with the SEC for the Offering to which this communication relates (File No. 333-287024). Before you invest, you should read the Preliminary Prospectus Supplement (including such base prospectus) and any other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC website at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the Preliminary Prospectus Supplement (including such base prospectus) if you request it by calling BofA Securities, Inc. 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement (including such base prospectus). The information in this communication supersedes the information in the Preliminary Prospectus Supplement (including such base prospectus) to the extent inconsistent with the information therein.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the notes will be made against payment for the notes on or about January 12, 2026, which is the fifth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+5”). Under Rule 15(c)6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on any date prior to the first business day before delivery should consult their own advisors.